Exhibit 99.1

Joint Filing Agreement

Each of the undersigned hereby expresses its agreement that the attached Schedule 13D (and any amendments thereto) relating to the Common Stock of Tokai Pharmaceuticals, Inc. is filed on behalf of each of the undersigned.

Date: October 1, 2014	NOVARTIS BIOVENTURES LTD.

	By:	/s/ Michael Jones
	Name:	Michael Jones
	Title:	Director

	By:	/s/ Laurieann Chaikowsky
	Name:	Laurieann Chaikowsky
	Title:	Authorised Signatory

NOVARTIS AG

	By:	/s/ Michael Jones
	Name:	Michael Jones
	Title:	Authorised Signatory

	By:	/s/ David Middleton
	Name:	David Middleton
	Title:	Authorised Signatory